EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Award Plan of Vocus, Inc. and subsidiaries of our report dated March 15, 2012, with respect to the consolidated financial statements and schedule of Vocus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Vocus, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 23, 2013